Exhibit 99.1

Bruker BioSciences Reports First Quarter 2004 Revenue of $68.2 Million, GAAP Net Income of $1.0 Million, and Adjusted EBITDA of $6.4 Million

Billerica, Massachusetts, May 4, 2004 (BUSINESS WIRE)  –  Bruker BioSciences Corporation (NASDAQ: BRKR) today reports its financial results for the first quarter of 2004 which ended on March 31, 2004.  On July 1, 2003 Bruker Daltonics Inc. merged with Bruker AXS Inc. to form Bruker BioSciences Corporation.  All results for periods prior to this merger are historical combined results of the two previously separate companies.

For the first quarter of 2004, Bruker BioSciences reported an 8% increase in revenue to $68.2 million, compared to revenue of $63.1 million in the first quarter of 2003.  After eliminating $7.0 million in currency effects, first quarter 2004 revenue decreased 3% compared to first quarter 2003 revenue.  Revenue after eliminating currency effects is a non-GAAP financial measure that excludes the impact of currency effects when comparing period-to-period operating results, which include sales outside the United States into U.S. Dollars.

In the first quarter of 2004, GAAP net income was $1.0 million, or $0.01 per diluted share, compared to a net loss of $(1.6) million, or $(0.02) per diluted share, in the first quarter of 2003.  In the first quarter of 2004, adjusted net income, as defined below, was $1.2 million, or $0.01 per diluted share, compared to adjusted net income of $1.2 million, or $0.02 per diluted share, in the first quarter of 2003.  Adjusted net income is a non-GAAP financial measure that excludes the amortization of acquisition-related assets, other special charges, and adjustments for the pre-merger minority interest in Bruker AXS.

Adjusted EBITDA was $6.4 million for the first quarter 2004, compared to $5.8 million for the first quarter 2003.  Adjusted EBITDA, a non-GAAP financial measure, is GAAP operating income (loss) excluding depreciation and amortization expense and other special charges.  See the accompanying tables for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

COMMENTS AND OUTLOOK

“We are pleased to report continued steady improvements in bottom-line performance since we returned to GAAP profitability in the fourth quarter of last year,” said Frank Laukien, President and Chief Executive Officer.  “As expected, in the first quarter of 2004 we have seen sequential improvements in GAAP net income, adjusted net income and adjusted EBITDA.  For comparison, in the fourth quarter of 2003 our GAAP net income was $0.3 million, our adjusted net income was $0.6 million and our adjusted EBITDA was $4.4 million, as explained in more detail in our March 2, 2004 earnings release.”

He continued:  “Our recent successful closing of a 17,250,000 share follow-on offering has increased our public float to approximately 43%, and should provide increased liquidity to all of our shareholders.  Included in the offering were 3,450,000 primary shares which contributed approximately $14.5 million in net proceeds to the Company.  We are particularly pleased that our base of institutional investors has broadened considerably.”

He concluded: “At Pittcon in March 2004, we introduced a series of new products that are expected to contribute to both our revenue growth as well as further margin expansion in the second half of 2004 and beyond.  Based on our healthy backlog and the recovery of our gross margins, we believe we are poised for further top-line and bottom-line growth for this year, particularly once we complete our low margin substance detection contract and finalize our previously announced restructuring in the second quarter of 2004.”

Laura Francis, Chief Financial Officer, added, “Our focus on bottom-line performance continued to show positive results in the first quarter of 2004.  Although first quarter 2004 revenues were at the lower end of guidance, these results are primarily due to the timing of system acceptances.  We believe we are on track for 13-15% revenue growth and adjusted EPS to $0.07 to $0.09 per diluted share in 2004 based upon continued strength in bookings as well as our strong backlog position.  Our goals for the second quarter of 2004 are to report revenue of $70 to $74 million, and adjusted EPS of $0.00 to $0.02 per diluted share.”

OPERATING BUSINESSES

Set forth below is selected financial information for Bruker BioSciences’ two operating businesses:  Bruker Daltonics (life-science mass spectrometry business) and Bruker AXS (x-ray analysis business):

BRUKER DALTONICS

In the first quarter of 2004, revenue for the Bruker Daltonics business increased 14% (2% increase excluding $4.2 million in currency effects) to $38.8 million, from $34.1 million in the first quarter of 2003.

Revenue growth was driven by all product lines; life-science mass spectrometry systems, substance detection systems and aftermarket sales.  For the first quarter of 2004, Bruker Daltonics revenue was derived 72% from life-science mass spectrometry systems, 9% from substance detection systems, and 19% from aftermarket sales.

For the first quarter of 2004, adjusted EBITDA was $5.2 million, compared to $3.9 million for the first quarter of 2003.  See the accompanying tables for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

BRUKER AXS

Revenues for the Bruker AXS business increased 1% to $29.3 million (8% decline excluding $2.8 million in currency effects) in the first quarter of 2004, compared to $29.0 million in the first quarter of 2003.  Revenues increased for elemental composition and thermal analyzer systems, as well as for aftermarket sales, but were offset by softness in life-science x-ray systems revenue.  For the first quarter of 2004, Bruker AXS revenue was derived 66% from x-ray systems and 34% from aftermarket sales.

Adjusted EBITDA was $1.4 million in the first quarter of 2004, compared to $2.0 million in the first quarter of 2003.  See the accompanying tables for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measures of revenue after eliminating currency effects, adjusted net income, EPS, and EBITDA.  Revenue after eliminating currency effects exclude the impact of currency effects when comparing period-to-period operating results which include sales outside the United States which are translated into U.S. Dollars.  Adjusted net income and EPS exclude certain items including amortization of acquisition-related assets, other special charges, and adjustments for the pre-merger minority interest in Bruker AXS.  We exclude these items because they are outside of our normal operations and, in certain cases, are difficult to forecast accurately for future periods.  Adjusted EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense and other special charges.  We believe that the inclusion of such non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 8 a.m. Eastern Time on Wednesday, May 5, 2004.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 19810944.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker AXS Inc. and Bruker Daltonics Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2002, our most recent quarterly reports on Form 10-Q, our current reports on Form 8-K and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com

Condensed consolidated statements of operations, reconciliations, operating business information, and balance sheets follow for Bruker BioSciences.

Bruker BioSciences Corporation

GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	March 31,
	2004	2003

Product revenues	$67,902	$63,014
Other revenues	252	45

Net revenues	68,154	63,059

Costs and operating expenses:
Cost of product revenues	35,682	34,124
Marketing and selling	16,044	14,217
General and administrative	4,034	3,744
Research and development	10,429	8,848
Other special charges	—	3,196
Total costs and operating expenses	66,189	64,129

Operating (loss) income	1,965	(1,070)
Interest and other income (expense), net	99	117

Income (loss) before taxes	2,064	(953)
Income tax expense	1,020	867

Income (loss) before minority interest	1,044	(1,820)
Minority interest in subsidiaries	11	(202)
Net income (loss)	$1,033	$(1,618)

Basic and diluted earnings (loss) per share	$0.01	$(0.02)

Weighted average shares outstanding:
Basic	86,463	76,988
Diluted	86,793	76,988

Bruker BioSciences Corporation

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Product revenues	$67,902	$63,014
Other revenues	252	45

Net revenues	68,154	63,059

Costs and operating expenses:
Cost of product revenues	35,682	34,124
Marketing and selling	16,044	14,217
General and administrative	3,916	3,744
Research and development	10,429	8,848
Total costs and operating expenses	66,071	60,933

Operating income	2,083	2,126
Interest and other income, net	99	117

Income before taxes	2,182	2,243
Income tax expense	1,020	867

Income before minority interest	1,162	1,376
Minority interest in subsidiaries	11	197

Net income	$1,151	$1,179

Basic and diluted earnings per share	$0.01	$0.02

Weighted average shares outstanding:
Basic	86,463	76,988
Diluted	86,793	77,132

Bruker BioSciences Corporation

RECONCILIATION FROM GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

GAAP net income (loss)	$1,033	$(1,618)

Adjustments, net of tax:

Amortization of acquisition-related assets	118	—

Other special charges	—	3,196

Minority interest in subsidiaries	—	(399)

Adjusted net income	$1,151	$1,179

Adjusted EPS	$0.01	$0.02

Weighted average shares outstanding:
Basic	86,463	76,988
Diluted	86,793	77,132

Bruker BioSciences Corporation

RECONCILIATION FROM GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

GAAP net income (loss)	$1,033	$(1,618)

Adjustments:

Interest and other (income) expense, net	(99)	(117)

Income tax expense	1,020	867

Minority interest in subsidiaries	11	(202)

Operating income (loss)	1,965	(1,070)

Depreciation and amortization	4,454	3,708

EBITDA	6,419	2,638

Other special charges	—	3,196

Adjusted EBITDA	$6,419	$5,834

Bruker BioSciences Corporation

BRUKER DALTONICS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended March 31,
	2004	2003

Net revenues	$38,827	$34,105

Operating income (loss)	$2,335	$(490)

Depreciation and amortization	2,843	2,452

EBITDA	5,178	1,962

Other special charges	—	1,910

Adjusted EBITDA	$5,178	$3,872

Bruker BioSciences Corporation

BRUKER AXS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended March 31,
	2004	2003

Net revenues	$29,327	$28,954

Operating (loss) income	$(170)	$(580)

Depreciation and amortization	1,611	1,256

EBITDA	1,441	676

Other special charges	—	1,286

Adjusted EBITDA	$1,441	$1,962

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and short-term investments	$76,665	$76,837
Accounts receivable, net	52,206	52,540
Inventories	107,011	110,052
Other current assets	11,935	11,196
Total current assets	247,817	250,625

Property and equipment, net	78,573	81,354
Intangible and other assets	18,927	19,052

Total assets	$345,317	$351,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$23,111	$18,587
Accounts payable	22,002	24,909
Other current liabilities	59,265	65,104
Total current liabilities	104,378	108,600

Long-term debt	26,162	26,374
Other long-term liabilities	13,509	13,507
Minority interest in subsidiaries	264	124

Total shareholders’ equity	201,004	202,426

Total liabilities and shareholders’ equity	$345,317	$351,031